Exhibit 99.1

Safeguard Scientifics Announces Third Quarter 2010 Financial Results

Aggregate Partner Company Revenue Up 73% in Q3 and 55% for the Nine Months Year-over-Year;

2010 Partner Company Revenue Guidance Increased to between $360 million and $385 million;

Partner Company Clarient Agrees to be Acquired by GE Healthcare;

Live Conference Call and Webcast Scheduled for 9:00 am EDT Today at www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--November 3, 2010--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that provides growth capital for entrepreneurial and innovative life sciences and technology companies, today announced that aggregate revenue of its partner companies for the three months ended September 30, 2010 was $109.6 million, up 73% from $63.4 million for the same partner companies in the same period of 2009. For the nine months ended September 30, 2010, aggregate partner company revenue was $286.5 million, up 55% from $185.2 million for the same partner companies for the same period of 2009. Revenue for Safeguard’s cost and equity method partner companies is reported on a one-quarter lag basis.

“Continued growth and value enhancement for our shareholders and partner companies remain our primary objectives,” said Peter J. Boni, President and Chief Executive Officer. “We recently announced that our partner company Clarient has agreed to be acquired by GE Healthcare, from which we anticipate that we’ll receive net sale proceeds of approximately $145 million upon consummation of the transaction. We intend to redeploy those net proceeds into new, high-growth, high-value opportunities as well as our current partner companies. As always, we are pursuing growth opportunities for both Safeguard and our partner companies and are excited by our positive momentum.”

Safeguard’s third quarter consolidated net income from continuing operations attributable to common shareholders was $0.6 million, or $0.03 per share, compared with a net loss of $11.6 million, or $0.57 per share, for the same period of 2009. For the nine months ended September 30, 2010, consolidated net loss from continuing operations attributable to common shareholders was $18.3 million, or $0.89 per share, versus net income of $124.7 million, or $6.14 per share, in the same 2009 period. The quarter’s income was principally due to a $9.2 million unrealized gain on the mark-to-market of Safeguard’s holdings in Clarient at September 30, 2010 and a $5.8 million unrealized gain related to the decrease in Safeguard’s percentage ownership interest in NuPathe, partially offset by corporate expenses and equity losses related to partner companies.

Aggregate revenue for Safeguard’s current partner companies for 2007, 2008 and 2009 of $100 million, $179 million and $262 million, respectively, has been adjusted to include revenues for periods prior to Safeguard’s involvement with such partner companies, where applicable. Safeguard’s guidance on 2010 aggregate current partner company revenue increased to a range of $360 million to $385 million, up from the previous range of $325 million to $350 million. For life sciences partner companies, projected aggregate revenue for 2010 is expected to be between $245 million and $255 million. Revenue for technology partner companies is projected between $115 million and $130 million. All of the above figures include Clarient revenues.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer, said, “We continue to drive value in our partner companies, targeting higher growth, higher valuation metrics and lower capex requirements while transforming our balance sheet. As we begin to realize the value in the businesses that we’ve been building value in since 2006, we’ll continue to increase our financial flexibility to support new and existing partner companies.”

On October 22, partner company Clarient, Inc. (Nasdaq: CLRT) agreed to be acquired by GE Healthcare, a unit of General Electric Company (NYSE: GE) via a public tender offer for all outstanding common and preferred shares of Clarient at a price of $5.00 per common share and $20.00 per preferred share, payable in cash. Clarient’s stock price was $3.74 per share at the close of business October 21. The transaction values Clarient at $587 million. The completion of the transaction is subject to certain conditions, and is expected to occur in late 2010 or early 2011.

Safeguard is expected to receive net sale proceeds of approximately $145 million. The taxable gain to Safeguard on the transaction will be offset by a portion of the company’s $355 million in available tax loss carryforwards. Safeguard owns approximately 26% of Clarient outstanding shares on a fully-diluted as-converted basis, comprised of 30.2 million shares of Clarient common stock plus 0.7 million warrants at various strike prices.

“We are proud of Clarient’s execution in building a premier anatomic pathology and molecular testing services company,” continued Boni. “The gain on the sale of our position in Clarient underscores our ability to identify and build value in companies with high-growth potential, and drive shareholder value. Over the past five years, we have enhanced Clarient’s financial strength and developed alliances and syndication partnerships with top-tier partners that have set the stage to realize value through this well-timed exit with GE Healthcare.”

Clarient was founded in 1996 as MicroVision Medical Systems, later renamed ChromaVision, to develop and manufacture digital microscopes to help diagnose various diseases and medical conditions by analyzing tissue and blood samples. Under the leadership of CEO Ron Andrews and with direction from Safeguard’s current management team, the company was repositioned and rebranded as Clarient. To refocus the business on cancer diagnostic services, Clarient sold its ACIS® and Trestle® Instrument Systems business assets and related intellectual property to Carl Zeiss MicroImaging in 2007, completing its evolution from an equipment-sales business model to a diagnostic-services model. After the repositioning, Clarient revenues increased tenfold, the company achieved profitability and its market cap grew by more than $430 million, based on the acquisition price.

Throughout Clarient’s transformation, Safeguard worked as an active partner to support Clarient’s growth. Safeguard’s support has taken many forms, including: initial and follow-on rounds of equity capital, mezzanine debt facilities, lines of credit guarantees, executive management recruitment, sales and marketing expansion, facilities project management, strategic communications and partnerships.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a profitable Regenerative Medicine company, remains on track to generate more than $130 million in revenues for 2010, up more than 50% from 2009. The company’s growth remains self-funded, in line with increasing demand for its bio-engineered skin substitute, Dermagraft®, for diabetic foot ulcers (DFU), a domestic market estimated at more than $1 billion. ABH continues to expand its U.S. commercial sales force and exploring new applications of its products in domestic and international markets. In mid-2010, a pivotal international trial was launched using Dermagraft to heal venous leg ulcers, a market opportunity estimated at more than $600 million annually. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% primary ownership position.

Alverix, Inc. produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. During the quarter, Alverix and Becton, Dickinson announced an agreement to develop point-of-care assay systems that improve infectious disease diagnoses. Under the direction of new CEO Ric Tarbox, the company continues to grow its platform of partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in the first half of 2011. Safeguard has deployed $5.7 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Avid Radiopharmaceuticals, Inc., a leader in the development of molecular imaging products to enable early detection of pathology associated with neurodegenerative diseases, remains on track to have its New Drug Application (NDA) filed with the U.S. Food and Drug Administration (FDA) before year-end 2010 for Florbetapir F18, Avid’s amyloid imaging agent designed to image Alzheimer’s disease pathology. Positive Phase III results for this agent were recent reported at a scientific congress for Alzheimer’s disease. In addition, Avid is progressing with Phase II trials of its imaging compound for detection of Parkinson’s disease and Dementia with Lewy Bodies pathology. Avid’s compound for imaging beta cell loss in diabetes remains in proof-of-concept Phase I trials. Safeguard has deployed $12 million of capital in Avid since May 2007 and has a 13% primary ownership position.

Good Start Genetics, Inc. is developing a more accurate and comprehensive pre-pregnancy genetic test based on proprietary next-generation gene sequencing technology, designed to replace single-disorder-only tests currently on the market. The company’s offering will allow physicians to better identify carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform is also applicable in other areas such as oncology, cardiovascular and adult genetic disorders. Safeguard has deployed $6.8 million of capital in Good Start Genetics since September 2010 and has a 27% primary ownership position.

Molecular Biometrics, Inc. is developing novel clinical diagnostic tools for applications in personalized medicine. Its lead product, ViaMetrics-E™, a rapid, non-invasive procedure designed to enhance in vitro fertilization (IVF) outcomes, is now commercially available in Australia, the U.K., Ireland, Spain, Italy, Turkey and Greece. Addressing a global IVF market estimated at $10 billion annually, ViaMetrics-E is designed to aid in the identification of embryos having the greatest reproductive potential, thus improving IVF pregnancy rates, and ultimately reducing the number of embryos transferred during an IVF cycle, along with the complications and healthcare costs that accompany multiple births. Safeguard has deployed $10.0 million of capital in Molecular Biometrics since September 2008 and has a 35% primary ownership position.

NuPathe Inc. (Nasdaq: PATH) is a specialty pharmaceutical company that is focused on the development and commercialization of branded therapeutics for diseases of the central nervous system. During the third quarter, NuPathe raised $43 million in net proceeds from its initial public offering of common stock. Subsequent to the third quarter, NuPathe filed an NDA with the FDA for its lead product candidate, ZelrixTM, a single-use transdermal sumatriptan patch being developed to treat acute migraine. Zelrix is the first ever submission to the FDA of a transdermal patch for the treatment of migraine. The company continues to prepare for commercial launch, which is expected in the first half of 2012. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of NuPathe’s outstanding common shares.

Quinnova Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and markets novel delivery platform-based prescription dermatology drugs. Quinnova uses a reformulation strategy to deliver previously approved, safe and effective pharmaceutical ingredients in patent-protected systems, shortening development times. The company’s product lineup treats several skin disorders, including dermatitis, fungal infection, psoriasis and acne. Safeguard has deployed $5.7 million of capital in Quinnova since October 2009 and has a 26% primary ownership position.

Tengion Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with programs for urologic, renal and gastrointestinal regeneration based on its proprietary Autologous Organ Regeneration Platform™. The company went public in April 2010 and raised $26 million in net proceeds. Recently, the company announced that it implanted its Neo-Urinary Conduit™ in the first patient as part of the ongoing clinical trial evaluating the company’s lead product candidate in bladder cancer patients requiring a urinary diversion following bladder removal. In addition, Tengion has presented or published during, and subsequent to the third quarter, consistently positive preclinical results for its Neo-Kidney Augment™. The data represents the effect of its approach on kidney function in four different animal models of chronic kidney disease. Safeguard has deployed $9.0 million in Tengion since October 2008 and owns 5% of Tengion’s outstanding common shares.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (AHS) is among the nation’s 15 largest medical billing firms. Its proven, proprietary software delivers outsourced billing solutions to hospital-based physician groups, large office-based medical practices and surgery centers. AHS’ state-of-the-art technology efficiently collects financial information and speeds the reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions and expects 2010 revenues to exceed $30 million, up more than 95% from 2009 revenue. Safeguard has deployed $13.5 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. is the largest network of niche career communities, providing access to thousands of top-tier industry and local websites in the U.S. and Canada. The Beyond.com Network of websites accounts for more than 12.5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. Subsequent to the third quarter, Beyond.com announced its acquisition of Orbius, a powerful social website platform that allows businesses to create and govern their own full-featured social or professional networking community website for their members, employees or customers. Safeguard has deployed $13.5 million of capital in Beyond.com since March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. is an Internet marketing company that enables consumers to compare and purchase digital services online, including Internet, phone, VoIP, TV, wireless, music and entertainment. Bridgevine leverages its proprietary technology platform to acquire leads through numerous sources, including search, e-tail and retail, and then offers a bundle of services from its growing base of participating merchants. The company has expedited more than 8 million transactions, generating more than $1 billion in incremental revenue for partners. The addition during the quarter of Cox Communications, the nation’s third-largest cable provider, is expected to contribute to a double-digit percentage increase in Bridgevine revenue in 2010. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Cox Communications, Netflix, Real Networks, Qwest, Time Warner Cable and Verizon. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

MediaMath, Inc. provides enterprise-class digital media buying data and reporting services that allow advertising agencies to make the best use of billions of daily impressions. The company was first to market with its technology in 2007 and continues to build on its advantage. During the quarter, the company launched its enhanced media buying platform, TerminalOne™ (T1) with a user interface that allows marketers to directly manage campaigns according to specific objectives. Today, agencies and advertisers engage MediaMath for many of America’s leading brands. MediaMath’s revenue is expected to more than double year-over-year in 2010. Safeguard has deployed $6.7 million in MediaMath since July 2009 and has a 17% primary ownership position.

Portico Systems, Inc. offers innovative software and services solutions to health insurance companies that help reduce administrative, medical and IT costs. Company revenues have grown at double-digit rates over each of the past five years. Through recent acquisitions and contracts with global healthcare companies, including CIGNA and MMM Holdings, Portico now serves 39 healthcare customers with 42 million members annually. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and has a 45% primary ownership position.

SafeCentral, Inc. develops security software and services to protect consumers in a connected world. During the third quarter, the company changed its name from Authentium after the sale of its Command antivirus solution to a subsidiary of Commtouch® (Nasdaq: CTCH). SafeCentral’s software protects e-commerce transactions through an end-to-end, secured online environment. SafeCentral is available to consumers through various ISP partnerships as well as through a partnership with Trend Micro. Safeguard has deployed $9.3 million of capital in SafeCentral since April 2006 and has a 20% primary ownership position.

Swap.com is an Internet-based business that enables users to trade books, CDs, DVDs and video games using its proprietary trade-matching software. During the quarter, the company acquired the domain swap.com and rebranded itself from swaptree.com to increase awareness and its user base which has grown more than 15x since becoming a Safeguard partner company. Swap.com has begun to broaden its merchandise categories to include women’s clothing. Safeguard has deployed $8.1 million of capital in Swap.com since July 2008 and has a 45% primary ownership position.

SAFEGUARD SCIENTIFICS THIRD QUARTER 2010 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Wednesday, November 3, 2010

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 19716986

Call-in Number: 866-332-8503
(International) +760-536-8596

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through November 17, 2010 at 11:59 pm EST

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of third quarter 2010 financial results followed by Q&A.

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard_SFE.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, negative media coverage and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Any statements made herein, regarding or relating to the proposed acquisition of Clarient, Inc. by GE Healthcare are intended solely to describe the execution by Safeguard of its long-term strategy to build toward the achievement of successful exits from its partner company relationships, as well as the potential impact of the transaction on or with respect to Safeguard and the potential benefits that may be recognized by the shareholders of Safeguard. Nothing included herein should be deemed or construed as a recommendation or solicitation with respect to GE Healthcare’s tender offer for the shares of Clarient.

Any statements made with respect to the Clarient transaction are being made on behalf of Safeguard solely in its capacity as a stockholder of Clarient and not on behalf of Clarient.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2010	2009

Assets
Cash, cash equivalents and marketable securities	$55,200	$106,413
Restricted cash equivalents and cash held in escrow	11,327	6,910
Other current assets	667	566
Total current assets	67,194	113,889
Ownership interests in and advances to partner companies	181,597	167,387
Available-for-sale securities	20,870	-
Long-term restricted cash equivalents	11,881	-
Other	1,059	823
Total Assets	$282,601	$282,099

Liabilities and Equity
Convertible senior debentures - current	$31,289	$-
Other current liabilities	5,965	7,906
Total current liabilities	37,254	7,906
Other long-term liabilities	5,183	5,461
Convertible senior debentures - non-current	44,486	78,225
Total equity	195,678	190,507
Total Liabilities and Equity	$282,601	$282,099

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$-	$-	$-	$34,839
Operating expenses	4,256	4,237	13,999	46,120
Operating loss	(4,256)	(4,237)	(13,999)	(11,281)
Other income (loss), net interest and equity loss	4,849	(7,352)	(4,255)	136,542

Net income (loss) from continuing operations before income taxes	593	(11,589)	(18,254)	125,261
Income tax benefit	-	-	-	14
Net income (loss) from continuing operations	593	(11,589)	(18,254)	125,275
Income from discontinued operations, net of tax	-	-	-	1,500
Net income (loss)	593	(11,589)	(18,254)	126,775

Less: Net income attributable to noncontrolling interest	-	-	-	(1,163)
Net Income (loss) attributable to Safeguard Scientifics, Inc.	$593	$(11,589)	$(18,254)	$125,612

Basic income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$0.03	$(0.57)	$(0.89)	$6.14
Net income from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	-	-	0.05

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$0.03	$(0.57)	$(0.89)	$6.19

Diluted income (loss) per share:
Net income (loss) from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$0.03	$(0.57)	$(0.89)	$5.66
Net income from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	-	-	0.04

Net income (loss) attributable to Safeguard Scientifics, Inc. common shareholders	$0.03	$(0.57)	$(0.89)	$5.70

Weighted average shares outstanding:
Basic	20,583	20,326	20,502	20,298
Diluted	21,403	20,326	20,502	22,380

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Income (loss) from continuing operations	$593	$(11,589)	$(18,254)	$124,717
Income from discontinued operations	-	-	-	895
Net income (loss) attributable to Safeguard Scientifics, Inc.	$593	$(11,589)	$(18,254)	$125,612

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue
Life Sciences	$-	$-	$-	$34,839
Technology	-	-	-	-
Total Segment Results	$-	$-	$-	$34,839

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	$-	$-	$-	$1,621
Technology	-	-	-	-
Total Segment Results	-	-	-	1,621
Other Items (c)	(4,256)	(4,237)	(13,999)	(12,902)
	$(4,256)	$(4,237)	$(13,999)	$(11,281)

Net Income (Loss) from Continuing Operations (b)
Life Sciences	$7,311	$1,209	$12,208	$151,586
Technology	(960)	(8,057)	(4,981)	(11,502)
Total Segment Results	6,351	(6,848)	7,227	140,084
Other Items (c)	(5,758)	(4,741)	(25,481)	(14,809)
Net Income (Loss) from Continuing Operations	$593	$(11,589)	$(18,254)	$125,275

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Income (Loss) from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 17 partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	September 30,
	2010

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$72,650	$125,536
Other holdings	5,415	34,251
	78,065	$159,787

Fair Value Method	103,532

	$181,597

Available-For-Sale Securities	$20,870

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952